Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: APRIL 26, 2012		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED MARCH 31, 2012, AND
DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, OH; April 26, 2012 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported third quarter net sales of $62,937,000, a decrease of 3% as compared to $64,628,000 in the same period of the prior fiscal year;

•	reported a third quarter net loss of $(377,000) or $(0.02) per share as compared to net income of $2,115,000 or $0.09 per share for the same period of the prior fiscal year;

•	reported nine month net sales of $197,206,000, a decrease of 10% as compared to $219,284,000 in the same period of the prior fiscal year;

•	reported nine month net income of $1,719,000 or $0.07 per share as compared to net income of $9,331,000 or $0.38 per share for the same period of the prior fiscal year; and

•	declared a regular quarterly cash dividend of $0.06 per share payable May 15, 2012 to shareholders of record May 8, 2012.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended March 31				Nine Months Ended March 31
	2012		2011	% Change	2012	2011	% Change
Net Sales		$62,937	$64,628	(3)%	$197,206	$219,284	(10)%

Operating Income		$94	$2,483	(96)%	$3,491	$13,754	(75)%

Net Income (Loss)		$(377)	$2,115	(118)%	$1,719	$9,331	(82)%

Earnings (Loss) Per Share (diluted)	$	(0.02)	$0.09	(122)%	$0.07	$0.38	(82)%

	3/31/12	6/30/11
Working Capital	$82,146	$84,524
Total Assets	$173,302	$176,021
Long-Term Debt	$--	$1,064
Shareholders’ Equity	$149,174	$151,218

Third Quarter Fiscal 2012 Results

Net sales in the third quarter of fiscal 2012 were $62,937,000, a decrease of 3% as compared to last year’s third quarter net sales of $64,628,000.  Lighting Segment net sales decreased 0.1% to $46,714,000 with sales to national accounts and niche markets increasing 10%, sales to the Commercial / Industrial lighting market decreasing 14%, sales related to LED video screens increasing significantly, and lighting sales to the international markets increasing 33%.  In the other reportable business segments, Graphics Segment net sales decreased 15% to $8,940,000, Electronic Components Segment net sales decreased 26% to $4,609,000 and net sales of the All Other Category increased 129% to $2,674,000.  The fiscal 2012 third quarter net loss of $(377,000), or $(0.02) per share, compares to fiscal 2011 second quarter net income of $2,115,000 or $0.09 per share.  In the third quarter of fiscal 2012, the Company recorded pre-tax expense of $584,000 related to acquisition deal costs and related expenses but had no corresponding expense in the third quarter of fiscal 2011.  Earnings per share represents diluted earnings per share.

Nine Month Fiscal 2012 Results

Net sales in the first nine months of fiscal 2012 were $197,206,000, a decrease of 10% as compared to net sales in the first nine months of fiscal 2011 of $219,284,000.  Lighting Segment net sales increased 5% to $149,411,000 with sales to national accounts and niche markets increasing 8%, sales to the Commercial / Industrial lighting market decreasing 2%, sales related to LED video screens increasing 54%, and lighting sales to the international markets increasing 21%.  In the other reportable business segments, Graphics Segment net sales decreased 48% to $29,519,000, Electronic Components Segment net sales decreased 18% to $13,228,000 and net sales of the All Other Category increased 22% to $5,048,000.  A 7-Eleven program to install LED lighting and signage throughout its retail store system accounted for $38.6 million of net sales in the first nine months of fiscal 2011.  This program was completed in the second quarter of fiscal 2011.  Net sales to 7-Eleven in the first nine months of fiscal 2012 were significantly less than the prior year, down by $24.1 million in the Graphics Segment and down by $9.6 million in the Lighting Segment.  The fiscal 2012 nine month net income of $1,719,000, or $0.07 per share, compares to fiscal 2011 nine month net income of $9,331,000 or $0.38 per share.  In the first nine months of fiscal 2012, the Company recorded a pre-tax non-cash goodwill impairment expense of $(258,000), as well as pre-tax expense of $584,000 related to acquisition deal costs and related expenses, but had no corresponding expenses in the first nine months of fiscal 2011.  Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at March 31, 2012 included current assets of $103.4 million, current liabilities of $21.2 million and working capital of $82.1 million, including cash of $18.6 million.  The current ratio was 4.9 to 1.  The Company has shareholders’ equity of $149.2 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of March 31, 2012 of $35 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $35 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.06 per share payable May 15, 2012 to shareholders of record as of May 8, 2012.  The indicated annual cash dividend rate for fiscal 2012 is $0.24 per share.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

Company Comments

Robert J. Ready, Chief Executive Officer, commented, "By far the biggest news since our second quarter press release is the completion of the acquisition of Virticus Corporation, based near Portland, Oregon.  The Virticus acquisition gives LSI Industries the very important capabilities of providing state-of-the-art control of lighting through an automated network control system and software for the management of indoor and outdoor fixtures and lighting systems.  LSI can now offer its customers complete solid-state solutions to their lighting needs.  We believe this will become an important driver of future sales in our lighting market and will also have applications to our graphics business.  The third quarter operating results were generally lackluster, as overall Lighting Segment sales declined 0.1% and the Graphics Segment declined 15%.  Program business that did not repeat this period combined with traditional third quarter softness added pressure to our results for the quarter.  However, growing order activity in both the Lighting and Graphics Segments signal an improving outlook for the remainder of the fiscal year.  Positive highlights during the quarter included lighting sales to national accounts and niche markets increasing 10%, significantly higher sales of LED video screens, and higher lighting sales to international markets.  Taken as a whole, the third quarter was breakeven at the diluted earnings per share level, before the one-time costs associated with the Virticus acquisition.

“We are quite encouraged by what we see developing over the next several quarters.  Importantly, we believe that our graphics business is coming out of its sales decline caused by the completion of certain large programs.  The graphics business is expected to show significant improvement in sales and once again contribute to profits.  Lighting is well-positioned with the right products and sales programs to move forward.  Of course, we expect Virticus to contribute to sales both directly (their products and services) and indirectly (drive sales of other LSI Industries' products).  Lighting sales to the international markets, up 33% during the third quarter, also hold promise and are expected to grow.  As I see it, LSI Industries is entering a period where its major business segments are likely to align for stronger growth in revenues, and because of favorable operating leverage, produce even greater growth in operating profits.  Our balance sheet is a source of pride.  At March 31st, shareholders' equity was $149 million, there was no long-term debt, cash was over $18 million, and working capital was $82 million.  In addition, LSI Industries has unused commercial bank credit facilities totaling $35 million.  We are comfortable with cash flow to support our expected business growth, and fund future cash dividends.  I look forward to reporting our progress during the next several quarters."

Business Segment Information

The Company acquired Virticus Corporation during the third quarter of fiscal 2012.  Operating results of LSI Virticus Inc. subsequent to the March 19, 2012 acquisition date are included in the Electronic Components Segment.

Non-GAAP Financial Measures

This press release includes adjustments to the GAAP net income for the three and nine month periods ended March 31, 2012.  Adjusted net income and earnings per share, which excludes the impact of the LSI Virticus acquisition deal costs and related expenses are non-GAAP financial measures.  We believe that it is useful as a supplemental measure in assessing the operating performance of our business.  This measure is used by our management, including our chief operating decision maker, to evaluate business results.  We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of this non-GAAP measurement to the net income reported for the period indicated.

(in thousands, except per share data; unaudited)

	Third Quarter
	FY 2012	Diluted EPS	FY 2011	Diluted EPS
Reconciliation of net income (loss) to adjusted net income (loss):

Net income (loss) as reported	$(377)	$(0.02)	$2,115	$0.09

Adjustment for the acquisition deal costs and related expenses, inclusive of the income tax effect	376	0.02	--	--

Adjusted net income (loss) and earnings (loss) per share	$(1)	$0.00	$2,115	$0.09

(in thousands, except per share data; unaudited)

	Nine Month
	FY 2012	Diluted EPS	FY 2011	Diluted EPS
Reconciliation of net income to adjusted net income:

Net income as reported	$1,719	$0.07	$9,331	$0.38

Adjustment for the acquisition deal costs and related expenses, inclusive of the income tax effect	376	0.02	--	--

Adjusted net income and earnings per share	$2,095	$0.09	$9,331	$0.38

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, and the results of asset impairment assessments.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

Leadership.  Strength.  Innovation.  Those are the key values behind the smart vision upon which LSI Industries Inc. was founded when established in 1976.  Today LSI demonstrates this in our dedication to advancing technology throughout all aspects of our business. We are a vertically integrated manufacturer who combines integrated technology, design and manufacturing to produce the most efficient, high quality products possible.  Everything we build is done right here in one of our US plants.

We are committed to advancing solid-state technology to make affordable, high performance, energy efficient lighting and custom graphic products that bring value to our customers.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  Further, we can provide design support, engineering, installation and project management for custom graphics rollout programs for today’s retail environment.

LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North America, Latin America, Australia, New Zealand, Asia, Europe and the Middle East.  Our major markets include the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2012 Third Quarter Results
April 26, 2012

Condensed Consolidated Income Statements

(in thousands, except per
 share data; unaudited)
	Three Months Ended March 31		Nine Months Ended March 31
	2012	2011	2012	2011
Net sales	$62,937	$64,628	$197,206	$219,284

Cost of products and services sold	49,621	48,304	153,500	163,691

Gross profit	13,316	16,324	43,706	55,593

Selling and administrative expenses	13,222	13,841	40,215	41,839

Operating income	94	2,483	3,491	13,754

Interest expense, net	31	11	108	71

Income before income taxes	63	2,472	3,383	13,683

Income tax expense	440	357	1,664	4,352

Net income (loss)	$(377)	$2,115	$1,719	$9,331

Income (loss) per common share
Basic	$(0.02)	$0.09	$0.07	$0.38
Diluted	$(0.02)	$0.09	$0.07	$0.38

Weighted average common shares outstanding
Basic	24,300	24,291	24,297	24,286
Diluted	24,360	24,363	24,352	24,331

Condensed Consolidated Balance Sheets
 (in thousands, unaudited)
	March 31, 2012	June 30, 2011

Current Assets	$103,381	$106,100
Property, Plant and Equipment, net	42,907	44,284
Other Assets	27,014	25,637
	$173,302	$176,021

Current Liabilities	$21,235	$21,576
Long-Term Debt	--	1,064
Other Long-Term Liabilities	2,893	2,163
Shareholders’ Equity	149,174	151,218
	$173,302	$176,021